Exhibit 5.1

January 16, 2025

First Majestic Silver Corp.

925 West Georgia Street, Suite 1800

Vancouver, British Columbia

V6C 3L2

Dear Sirs/Mesdames:

Re:	First Majestic Silver Corp. - Registration Statement on Form S-8

We are Canadian counsel to First Majestic Silver Corp., a British Columbia corporation (the “Company”), in connection with the proposed offering and sale of up to 8,242,244 common shares in the capital of the Company, without par value (the “Shares”), issuable pursuant to the 2023 amended and restated long-term incentive plan (the “Plan”) of Gatos Silver, Inc. (“Gatos”) which Plan we understand was assumed by the Company pursuant to that certain merger (the “Merger”) under the laws of the State of Delaware which was completed as of the date hereof among the Company, Gatos and Ocelot Transaction Corporation. The Shares are included in a Registration Statement on Form S-8 (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof.

This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

For the purposes of the opinions expressed below, we have examined such statutes, regulations, public and corporate records and other documents and have made such investigations and considered such questions of law as we have considered necessary as a basis for the opinions hereinafter expressed. We have also examined the Registration Statement and the Plan, which has been filed with the Commission as an exhibit to the Registration Statement. We have relied on a certificate of an officer of the Company as to various questions of fact material to our opinion that we have not verified independently.

In all such examinations, we have assumed the genuineness of all signatures and the authority and legal capacity of all persons signing documents reviewed by us, the authenticity of all documents submitted to us as originals and the completeness and conformity to authentic original documents of all documents submitted to us as true, certified or notarial copies or as reproductions (including documents received by electronic transmission), all documents submitted to us have been executed in the form reviewed by us and have not been amended or modified since the date they were submitted to us, by written or oral agreement or by conduct of the parties thereto, or otherwise, and the truthfulness and accuracy of all certificates of public officials and officers of the Company. We have also assumed that: (a) the awards granted under the Plan were duly granted by the board of directors of Gatos (the “Gatos Board”), a committee of the Gatos Board (a “Gatos Committee”) or pursuant to a delegation of authority granted by the Gatos Board or Gatos Committee, all in accordance with the laws of the State of Delaware and the terms of the Plan; (b) the Merger was effective as of the date hereof in accordance with the laws of the State of Delaware; and (c) pursuant to the Merger the Plan was assumed by the Company and all outstanding options to acquire common stock of Gatos were exchanged for options to acquire Shares.

We are solicitors qualified to practice law in British Columbia and we express no opinion as to any laws or any matters governed by any laws other than the laws of British Columbia and the federal laws of Canada applicable therein. The opinions expressed herein are given as at the date hereof and are based upon, and subject to, legislation and regulations in effect as of the date hereof and the facts as of the date hereof. We specifically disclaim any obligation, and make no undertaking to supplement our opinions herein, as changes in the law occur and facts come to our attention that could affect such opinions, or otherwise advise any person of any change in law or fact which may come to our attention after the date hereof.

Based upon and subject to the foregoing, we are of the opinion that an aggregate of up to 8,242,244 Shares, when issued from time to time, upon the due exercise of options in accordance with the terms of the Plan and the terms and conditions of any agreement governing any such options, including the payment of any option price applicable thereto, will be validly issued by the Company as fully paid and non-assessable common shares in the capital of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is for the benefit of the addressee in connection with the transaction to which it relates, and may not be relied upon, used, or quoted from or referred to in any other documents, by any other person or for any other purpose without our express written consent.

Yours truly,

/s/ Bennett Jones LLP

BENNETT JONES LLP